Exhibit 10.2

EXECUTION VERSION

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (this “Agreement”) is made as of February 7, 2022 (the “Effective Date”) by and between Voyager Therapeutics, Inc. (the “Company”) and Robin Swartz (the “Executive”).

WHEREAS, the Company and the Executive are parties to a certain Employment Agreement dated January 11, 2021 (the “Original Agreement”), and the Executive’s first day of employment with the Company was January 11, 2021 (the “Commencement Date”); and

WHEREAS, the Company and the Executive desire that this Agreement shall amend, supersede, and control over the Original Agreement as of the Effective Date; provided the Executive remains employed by the Company as of the Effective Date. Until the Effective Date, the Original Agreement will remain in full force and effect and continue to govern the Executive’s employment with the Company.

NOW, THEREFORE, in consideration of the covenants and obligations set forth below, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.                  Employment. The employment relationship between the Company and the Executive commenced on the Commencement Date, and shall be governed by this Agreement commencing as of the Effective Date and continuing in effect until terminated by either party in accordance with this Agreement. At all times, the Executive’s employment with the Company will be “at-will,” meaning that the Executive’s employment may be terminated by the Company or the Executive at any time and for any reason, subject to the terms of this Agreement.

2.                  Position, Reporting and Duties. The Company and the Executive agree as follows: (a) commencing on the Commencement Date, the Executive served as the Senior Vice President, Portfolio Management and Patient Engagement of the Company, reporting to the Company’s President and Chief Executive Officer (the “CEO”); (b) commencing on August 9, 2021, the Executive served as the Senior Vice President, Business Operations of the Company, reporting to the CEO; and (c) commencing on the Effective Date, the Executive will serve as the Chief Operating Officer of the Company, reporting to the CEO. The Executive shall devote the Executive’s full working time and efforts to the business and affairs of the Company and shall not engage in any other business activities without the prior written approval of the CEO and provided that such activities do not create a conflict of interest or otherwise interfere with the Executive’s performance of the Executive’s duties to the Company. The Executive’s normal places of work will be Cambridge, MA and Lexington, MA. It is understood and agreed that the Executive will generally be on site in Cambridge or Lexington, unless the Executive is traveling on behalf of the Company.

3.                  Compensation and Related Matters.

(a)               Base Salary. The Executive’s annual base salary will be $420,000, which is subject to review and redetermination by the Company from time to time. The annual base salary in effect at any given time is referred to herein as “Base Salary.” The Base Salary will be payable in a manner that is consistent with the Company’s usual payroll practices for senior executives. The Executive became eligible to participate in the Company’s annual salary review as of the annual salary review for the 2021 fiscal year, and remains eligible to participate in the annual salary review for each subsequent year thereafter.

(b)               Bonus. The Executive is eligible to participate in the Company’s Senior Executive Cash Incentive Bonus Plan (the “Incentive Bonus Plan”), as approved by the Company’s Board of Directors, its Compensation Committee or any other committee of the Board (collectively, the “Board”). The terms of the Incentive Bonus Plan shall be established and may be altered by the Board in its sole discretion. For calendar year 2022, the Executive's target bonus under the Incentive Bonus Plan shall be forty percent (40%) of the Executive's Base Salary. To earn any bonus, the Executive must be employed by the Company on the day such bonus is paid, except as provided to the contrary in either Section 6 or 7 below, because such bonus serves as an incentive for the Executive to remain employed with the Company. Both parties acknowledge and agree that any bonus is not intended and shall not be deemed a “wage” under any state or federal wage-hour law.

(c)               Equity.

(i)                 New Hire Equity Grant. As of the Commencement Date, following approval by the Company’s Compensation Committee, and as a material inducement to the Executive entering into employment with the Company, the Executive was granted the following equity award outside of the Company’s stock incentive plans as an “inducement grant” within the meaning of Nasdaq Listing Rule 5635(c)(4), consisting of a New Hire Option Award and a New Hire RSU Award (each as defined below):

1.                  The Executive was granted a non-qualified option (the “New Hire Option Award”) to purchase 76,500 shares of the Company’s common stock (the “Common Stock”). The Option Award was granted as of the Commencement Date (the “New Hire Option Grant Date”). The shares underlying the Option Award (the “New Hire Option Shares”) have an exercise price per share equal to the closing price of the Common Stock on The Nasdaq Global Select Market on the New Hire Option Grant Date. The New Hire Option Shares have vested and become exercisable, or will vest and become exercisable, subject to the Executive’s continued service on each applicable vesting date, as follows: 25% of the New Hire Option Shares to vest on the first anniversary of the New Hire Option Grant Date, and an additional 2.0833% of the New Hire Option Shares to vest on a monthly basis at the end of each one-month period following the first anniversary of the New Hire Option Grant Date until the four-year anniversary of the New Hire Option Grant Date.

2.                  The Executive was also granted 13,000 restricted stock units (the “New Hire RSU Award”). The New Hire RSU Award was granted as of the first day of the first calendar quarter immediately following the Commencement Date (the “New Hire RSU Grant Date”). The New Hire RSU Award has vested and become settleable, or will vest and become settleable, subject to the Executive’s continued service on each applicable vesting date, over a three-year period as follows: 33.333% of the shares underlying the New Hire RSU Award to vest on the first anniversary of the New Hire RSU Grant Date; an additional 33.333% of the shares underlying the New Hire RSU Award to vest on the two-year anniversary of the New Hire RSU Grant Date; and the remaining shares underlying the New Hire RSU Award to vest on the three-year anniversary of the New Hire RSU Grant Date.

Each of the New Hire Option Award and the New Hire RSU Award are subject to and governed by the terms and conditions of the applicable equity award agreements between the Executive and the Company (collectively, the “New Hire Equity Documents”).

(ii)              Promotion Equity Grant. In connection with the Executive’s promotion to Chief Operating Officer of the Company on the Effective Date, subject to approval by the Company’s Compensation Committee, and as a material inducement to the Executive’s continuing employment with the Company, the Executive will be granted an option (the “Promotion Option”) to purchase 65,000 shares of Common Stock, such Promotion Option to be granted pursuant to and in accordance with the Company’s 2015 Stock Option and Incentive Plan (the “Plan”). The Promotion Option will be granted as of February 7, 2022 (the “Promotion Option Grant Date”). The shares underlying the Promotion Option (the “Promotion Option Shares”) will (i) have an exercise price per share equal to the closing price of the Common Stock on The Nasdaq Global Select Market on the Promotion Option Grant Date. The Promotion Option Shares will vest as follows: 2.0833% of the Promotion Option Shares to vest on the one-month anniversary of the Promotion Option Grant Date, and an additional 2.0833% of the Promotion Option Shares to vest on a monthly basis at the end of each one-month period following the one-month anniversary of the Promotion Option Grant Date until the four-year anniversary of the Promotion Option Grant Date. The Promotion Option will be subject to and governed by the terms and conditions of the Plan and the applicable equity award agreements between the Executive and the Company (collectively, the “Promotion Equity Documents” and the New Hire Equity Documents and Promotion Equity Documents, collectively, the “Equity Documents”).

(d)               Employee Benefits. The Executive shall be entitled to full participation in the Company’s flexible vacation plan each calendar year and to such other holidays as the Company recognizes for employees having comparable responsibilities and duties. The Executive will be entitled to participate in the Company’s employee benefit plans, subject to the terms and the conditions of such plans, and the Company’s ability to amend and modify such plans at any time and from time to time without advance notice.

(e)               Reimbursement of Business Expenses. The Company shall reimburse the Executive for travel, entertainment, business development and other expenses reasonably and necessarily incurred by the Executive in connection with the Company’s business. Expense reimbursement shall be subject to such policies that the Company may adopt from time to time, including with respect to pre-approval.

4.                  Certain Definitions.

(a)               “Cause” means (A) the commission by the Executive of (i) any felony; or (ii) a misdemeanor involving moral turpitude, deceit, dishonesty or fraud; or (B) a good faith finding by the Company of: (i) conduct by the Executive constituting a material act of misconduct in connection with the performance of the Executive’s duties, including, without limitation, misappropriation of funds or property of the Company or any of its subsidiaries or affiliates other than the occasional, customary and de minimis use of Company property for personal purposes; (ii) any conduct by the Executive that would reasonably be expected to result in material injury or reputational harm to the Company or any of its subsidiaries and affiliates if the Executive were retained in the Executive’s position but, provided that the Company reasonably determines that such conduct is capable of being cured, only after receipt of written notice by the Company reasonably describing such conduct and if the Executive fails to cease and cure such conduct within fifteen (15) days of receipt of said written notice; (iii) continued non-performance by the Executive of the Executive’s responsibilities hereunder (other than by reason of the Executive’s physical or mental illness, incapacity or disability) but, provided that the Company reasonably determines that such conduct is capable of being cured, only after receipt of written notice by the Company reasonably describing such non-performance and the Executive’s failure to cure such non-performance within fifteen (15) days of receipt of said written notice; (iv) a breach by the Executive of any confidentiality or restrictive covenant obligations to the Company, including under the Confidentiality, Non-Solicitation, Non-Competition and Invention Assignment Agreement previously executed by the Executive on December 23, 2020, a copy of which is attached hereto as Exhibit A (the “Confidentiality Agreement”); (v) a material violation by the Executive of any of the Company’s written employment policies communicated to the Executive; or (vi) failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities as provided under Section 13 of this Agreement, after being instructed by the Company to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation.

(b)               “Disabled” or “Disability” means the Executive is unable to perform the essential functions of the Executive’s then existing position or positions under this Agreement with or without reasonable accommodation for a period of one hundred and eighty (180) days (which days need not be consecutive) in any twelve (12) month period. If any question shall arise as to whether during any period the Executive is disabled so as to be unable to perform the essential functions of the Executive’s then existing position or positions with or without reasonable accommodation, the Executive may, and at the request of the Company shall, submit to the Company a certification in reasonable detail by a physician selected by the Company to whom the Executive or the Executive’s guardian has no reasonable objection as to whether the Executive is so disabled or how long such Disability is expected to continue, and such certification shall for the purposes of this Agreement be conclusive of the issue. The Executive shall cooperate with any reasonable request of the physician in connection with such certification. If such question shall arise and the Executive shall fail to submit such certification, the Company’s determination of such issue shall be binding on the Executive. Nothing in this Section 4(b) shall be construed to waive the Executive’s rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq., and the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.

(c)               “Good Reason” means that the Executive has complied with the “Good Reason Process” (hereinafter defined) following the occurrence of any of the following events without the Executive’s consent: (A) a material diminution in the Executive’s responsibilities, authority or duties; (B) a material diminution in the Executive’s Base Salary except for a reduction of the Executive’s Base Salary that is part of an across-the-board salary reduction applied to substantially all senior management employees that is caused by the Company’s financial performance and is similar to and proportionately not greater than the reductions affecting all or substantially all senior management employees of the Company; (C) the relocation of the Executive’s principal place of business more than fifty (50) miles other than in a direction that reduces the Executive’s daily commuting distance; or (D) the material breach by the Company of this Agreement or any other agreements between the Executive and the Company relating to Equity Awards. “Good Reason Process” means that (i) the Executive reasonably determines in good faith that a “Good Reason” condition has occurred; (ii) the Executive notifies the Company in writing of the first occurrence of the Good Reason condition within sixty (60) days of the first occurrence of such condition; (iii) the Executive cooperates in good faith with the Company’s efforts for thirty (30) days following such notice (the “Cure Period”) to remedy the condition; (iv) notwithstanding such efforts, at least one Good Reason condition continues to exist; and (v) the Executive terminates the Executive’s employment within sixty (60) days after the end of the Cure Period. If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred. The Company’s success at curing a Good Reason condition shall not bar or preclude the Executive’s right to notify the Company of the occurrence of another Good Reason condition and to proceed with the Good Reason Process.

(d)               “Sale Event” means the consummation of (i) the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity, (ii) a merger, reorganization or consolidation pursuant to which the holders of the Company’s outstanding voting power immediately prior to such transaction do not own a majority of the outstanding voting power of the surviving or resulting entity (or its ultimate parent, if applicable), (iii) the acquisition, directly or indirectly, of all or a majority of the outstanding voting stock of the Company in a single transaction or a series of related transactions by a Person or group of Persons, (iv) a Deemed Liquidation Event (as defined in the Company’s Certificate of Incorporation (as may be amended, restated or otherwise modified from time to time)), or (v) any other acquisition of the business of the Company, as determined by the Board. Notwithstanding the foregoing, a “Sale Event” shall not be deemed to have occurred as a result of (a) a merger effected solely to change the Company’s domicile, and (b) an acquisition of shares of Company common stock by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by any person to a majority of the outstanding shares of common stock of the Company; provided, however, that if any person referred to in this clause (b) shall thereafter become the beneficial owner of any additional shares (other than pursuant to a stock split, stock dividend, or similar transaction or as a result of an acquisition of shares directly from the Company) and immediately thereafter beneficially owns a majority of the then outstanding shares, then a “Sale Event” shall be deemed to have occurred for purposes of this clause (b). Notwithstanding the foregoing, where required to avoid extra taxation under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), a Sale Event must also satisfy the requirements of Treas. Reg. Section 1.409A-3(a)(5).

(e)               “Sale Event Period” means the period ending twelve (12) months following the consummation of a Sale Event.

(f)                “Terminating Event” means termination of the Executive’s employment by the Company without Cause or by the Executive for Good Reason. A Terminating Event does not include: (i) the termination of the Executive’s employment due to the Executive’s death or a determination that the Executive is Disabled; (ii) the Executive’s resignation for any reason other than Good Reason, or (iii) the Company’s termination of the Executive’s employment for Cause.

5.                  Compensation in Connection with a Termination for any Reason. If the Executive’s employment with the Company is terminated for any reason, the Company shall pay or provide to the Executive (or to the Executive’s authorized representative or estate) any earned but unpaid Base Salary, unpaid expense reimbursements, and vested employee benefits.

6.                  Severance and Accelerated Vesting if a Terminating Event Occurs within the Sale Event Period. In the event a Terminating Event occurs within the Sale Event Period, subject to the Executive signing and complying with a separation agreement in a form and manner satisfactory to the Company containing, among other provisions, a general release of claims in favor of the Company and related persons and entities, covenants to return Company property and to not disparage the Company, a reaffirmation of the Confidentiality Agreement and a twelve (12) month post-employment non-competition restriction with a scope of prohibited competitive activity no greater than that described in the Confidentiality Agreement (the “Separation Agreement and Release”), and the Separation Agreement and Release becoming irrevocable, all within sixty (60) days after the Date of Termination or by an earlier date as determined by the Company, the following shall occur:

(a)               the Company shall pay to the Executive an amount equal to twelve (12) months of the Executive’s Base Salary in effect immediately prior to the Terminating Event (or the Executive’s Base Salary in effect immediately prior to the Sale Event, if higher), determined in each case immediately before any event that constitutes Good Reason (if applicable);

(b)               the Company shall pay to the Executive a pro-rated portion of the annual bonus target for the current year based on the Date of Termination;

(c)               if the Executive timely elects and is eligible to continue receiving group health insurance pursuant to the “COBRA” law, the Company will, until the earlier of (x) the date that is twelve (12) months following the Date of Termination, and (y) the date on which the Executive obtains alternative coverage (as applicable, the “Sale Event COBRA Contribution Period”), continue to pay the share of the premiums for such coverage to the same extent it was paying such premiums on the Executive’s behalf immediately prior to the Date of Termination. The remaining balance of any premium costs during the Sale Event COBRA Contribution Period, and all premium costs thereafter, shall be paid by the Executive monthly for as long as, and to the extent that, the Executive remains eligible for COBRA continuation. The Executive agrees that, should the Executive obtain alternative medical and/or dental insurance coverage prior to the date that is twelve (12) months following the Date of Termination, the Executive will so inform the Company in writing within five (5) business days of obtaining such coverage. Notwithstanding anything to the contrary herein, in the event that the Company’s payment of the amounts described in Section 6(c) would subject the Company to any tax or penalty under the Patient Protection and Affordable Care Act (as amended from time to time, the “ACA”) or Section 105(h) of the Internal Revenue Code of 1986, as amended (“Section 105(h)”), or applicable regulations or guidance issued under the ACA or Section 105(h), the Executive and the Company agree to work together in good faith to restructure such benefit.

(d)               One hundred percent (100%) of all equity awards held by the Executive shall immediately accelerate and become fully exercisable or nonforfeitable as of the Date of Termination and the provisions of this Section 6(d) shall be deemed to be incorporated by reference into the agreements governing all such awards.

For avoidance of doubt, the Separation Agreement and Release for purposes of this Agreement shall not require a waiver of any rights under the indemnification agreement between the Company and the Executive or any rights described in Section 5 above. Notwithstanding the foregoing, if the Executive’s employment is terminated in connection with a Sale Event and the Executive immediately becomes reemployed by any direct or indirect successor to the business or assets of the Company, the termination of the Executive’s employment upon the Sale Event shall not be considered a termination without Cause for purposes of this Agreement.

The amounts payable under Sections 6(a) and 6(b) shall be paid out in substantially equal installments in accordance with the Company’s payroll practice over twelve (12) months commencing within sixty (60) days after the Date of Termination; provided, however, that if the sixty (60) day period begins in one calendar year and ends in a second calendar year, the severance shall be paid or shall begin to be paid in the second calendar year by the last day of such sixty (60) day period; provided further, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the Date of Termination. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).

7.                  Severance if a Terminating Event Occurs Outside the Sale Event Period. In the event a Terminating Event occurs at any time other than during the Sale Event Period, subject to the Executive signing the Separation Agreement and Release and the Separation Agreement and Release becoming irrevocable, all within sixty (60) days after the Date of Termination or by an earlier date as determined by the Company, the following shall occur:

(a)               the Company shall pay to the Executive an amount equal to twelve (12) months of the Executive’s Base Salary in effect immediately prior to the Terminating Event (but only after disregarding any event that constitutes Good Reason);

(b)               the Company shall pay to the Executive a pro-rated portion of the annual bonus target for the current year based on the Date of Termination; and

(c)               if the Executive timely elects and is eligible to continue receiving group health insurance pursuant to the “COBRA” law, the Company will, until the earlier of (x) the date that is twelve (12) months following the Date of Termination, and (y) the date on which the Executive obtains alternative coverage (as applicable, the “Non-Sale Event COBRA Contribution Period”), continue to pay the share of the premiums for such coverage to the same extent it was paying such premiums on the Executive’s behalf immediately prior to the Date of Termination. The remaining balance of any premium costs during the Non-Sale Event COBRA Contribution Period, and all premium costs thereafter, shall be paid by the Executive on a monthly basis for as long as, and to the extent that, the Executive remains eligible for COBRA continuation. The Executive agrees that, should the Executive obtain alternative medical and/or dental insurance coverage prior to the date that is twelve (12) months following the Date of Termination, the Executive will so inform the Company in writing within five (5) business days of obtaining such coverage. Notwithstanding anything to the contrary herein, in the event that the Company’s payment of the amounts described in Section 7(c) would subject the Company to any tax or penalty under the ACA or Section 105(h), or applicable regulations or guidance issued under the ACA or Section 105(h), the Executive and the Company agree to work together in good faith to restructure such benefit.

The amounts payable under Section 7(a) and 7(b) shall be paid out in substantially equal installments in accordance with the Company’s payroll practice over twelve (12) months commencing within sixty (60) days after the Date of Termination; provided, however, that if the sixty (60) day period begins in one calendar year and ends in a second calendar year, the severance shall begin to be paid in the second calendar year by the last day of such sixty (60) day period; provided further, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the Date of Termination. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).

8.                  Confidentiality, Non-Solicitation, Non-Competition and Invention Assignment Agreement. The Executive acknowledges and agrees that, (a) prior to the Commencement Date and as a condition of the Executive’s employment, the Executive executed the Confidentiality Agreement attached hereto as Exhibit A indicating the Executive’s agreement to all of the Executive’s obligations thereunder; and (b) in consideration for the non-competition covenant set forth in Section 8.2 of the Confidentiality Agreement, the Executive was granted a stock option award and a restricted stock unit award under the Plan, as described in the Original Agreement, and such consideration was mutually agreed upon by Executive and the Company and is fair and reasonable in exchange for the Executive’s compliance with such non-competition covenant. The terms of the Confidentiality Agreement are incorporated by reference in this Agreement and the Executive hereby reaffirms the terms of the Confidentiality Agreement as a material term of this Agreement.

9.                  Additional Limitation.

(a)               Anything in this Agreement to the contrary notwithstanding, in the event that the amount of any compensation, payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, calculated in a manner consistent with Section 280G of the Code and the applicable regulations thereunder (the “Aggregate Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, then the Aggregate Payments shall be reduced (but not below zero) so that the sum of all of the Aggregate Payments shall be $1.00 less than the amount at which the Executive becomes subject to the excise tax imposed by Section 4999 of the Code; provided that such reduction shall only occur if it would result in the Executive receiving a higher After Tax Amount (as defined below) than the Executive would receive if the Aggregate Payments were not subject to such reduction. In such event, the Aggregate Payments shall be reduced in the following order, in each case, in reverse chronological order beginning with the Aggregate Payments that are to be paid the furthest in time from consummation of the transaction that is subject to Section 280G of the Code: (i) cash payments not subject to Section 409A of the Code; (ii) cash payments subject to Section 409A of the Code; (iii) equity-based payments and acceleration; and (iv) non-cash forms of benefits; provided that in the case of all the foregoing Aggregate Payments all amounts or payments that are not subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c) shall be reduced before any amounts that are subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c).

(b)               For purposes of this Section, the “After Tax Amount” means the amount of the Aggregate Payments less all federal, state, and local income, excise and employment taxes imposed on the Executive as a result of the Executive’s receipt of the Aggregate Payments. For purposes of determining the After Tax Amount, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in each applicable state and locality, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

The determination as to whether a reduction in the Aggregate Payments shall be made pursuant to this Section shall be made by a nationally recognized accounting firm selected by the Company prior to the Sale Event (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Executive within fifteen (15) business days of the Date of Termination, if applicable, or at such earlier time as is reasonably requested by the Company or the Executive. Any determination by the Accounting Firm shall be binding upon the Company and the Executive.

10.              Section 409A.

(a)               Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s “separation from service” within the meaning of Section 409A of the Code, the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement on account of the Executive’s separation from service would be considered deferred compensation subject to the twenty percent (20%) additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (i) six (6) months and one (1) day after the Executive’s separation from service, or (ii) the Executive’s death.

(b)               The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

(c)               All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by the Executive during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year. Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(d)               To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Executive’s termination of employment, then such payments or benefits shall be payable only upon the Executive’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

(e)               The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

11.              Taxes. All forms of compensation referred to in this Agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law. The Executive hereby acknowledges that the Company does not have a duty to design its compensation policies in a manner that minimizes tax liabilities.

12.              Notice and Date of Termination.

(a)               Notice of Termination. The Executive’s employment with the Company may be terminated by the Company or the Executive at any time and for any reason. Any termination of the Executive’s employment (other than by reason of death) shall be communicated by written Notice of Termination from one party hereto to the other party hereto in accordance with this Section. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon.

(b)               Date of Termination. “Date of Termination” shall mean: (i) if the Executive’s employment is terminated by the Executive’s death, the date of the Executive’s death; (ii) if the Executive’s employment is terminated on account of Executive’s Disability or by the Company for Cause or without Cause, the date specified in the Notice of Termination; (iii) if the Executive’s employment is terminated by the Executive for any reason except for Good Reason, thirty (30) days after the date specified in the Notice of Termination, and (iv) if the Executive’s employment is terminated by the Executive with Good Reason, the date specified in the Notice of Termination given after the end of the Cure Period. Notwithstanding the foregoing, in the event that the Executive gives a Notice of Termination to the Company, the Company may unilaterally accelerate the Date of Termination and such acceleration shall not result in the termination being deemed a termination by the Company for purposes of this Agreement.

13.              Litigation and Regulatory Cooperation. During and after the Executive’s employment, and at all times, so long as there is not a significant conflict with the Executive’s then employment, the Executive shall cooperate reasonably with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while the Executive was employed by the Company. The Executive’s reasonable cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after the Executive’s employment, the Executive also shall cooperate reasonably with the Company in connection with any investigation or review of the Company by any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Company. The Company shall reasonably compensate Executive for the time dedicated to, and shall reimburse the Executive for any reasonable out of pocket expenses incurred in connection with, the Executive’s performance of the obligations set forth in this Section; provided, however, that the Company will not pay the Executive any fee or amount for time spent providing testimony in any arbitration, trial, administrative hearing or other proceeding.

14.              Relief. If the Executive breaches, or proposes to breach, any portion of this Agreement, including the Confidentiality Agreement, or, if applicable, the Separation Agreement and Release, the Company shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach, and, if applicable, the Company shall have the right to suspend or terminate the payments, benefits and/or accelerated vesting, as applicable. Such suspension or termination shall not limit the Company’s other options with respect to relief for such breach and shall not relieve the Executive of its duties under this Agreement, the Confidentiality Agreement or the Separation Agreement and Release.

15.              Scope of Disclosure Restrictions. Nothing in this Agreement or the Confidentiality Agreement prohibits the Executive from communicating with government agencies about possible violations of federal, state, or local laws or otherwise providing information to government agencies, filing a complaint with government agencies, or participating in government agency investigations or proceedings.  The Executive is not required to notify the Company of any such communications; provided, however, that nothing herein authorizes the disclosure of information the Executive obtained through a communication that was subject to the attorney-client privilege.  Further, notwithstanding the Executive’s confidentiality and nondisclosure obligations, the Executive is hereby advised as follows pursuant to the Defend Trade Secrets Act: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”

16.              Governing Law; Consent to Jurisdiction; Forum Selection. The resolution of any disputes as to the meaning, effect, performance or validity of this Agreement or the Confidentiality Agreement, or arising out of, related to, or in any way connected with the Executive’s employment with the Company or any other relationship between the Executive and the Company (“Disputes”) will be governed by the law of the Commonwealth of Massachusetts, excluding laws relating to conflicts or choice of law. The Executive and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in the Commonwealth of Massachusetts in connection with any Dispute or any claim related to any Dispute and agree that any claims or legal action shall be commenced and maintained solely in a state or federal court located in the Commonwealth of Massachusetts.

17.              Integration. This Agreement, together with the Confidentiality Agreement and the Equity Documents, constitutes the entire agreement between the parties with respect to the subject matter of this Agreement, including the Executive’s compensation, severance pay, benefits and accelerated vesting and supersedes in all respects all prior agreements between the parties concerning such subject matter, including without limitation any prior offer letter or employment agreement (including the Original Agreement), draft employment agreement, or discussions relating to the Executive’s employment relationship with the Company. For purposes of this Agreement, the Company shall include affiliates and subsidiaries thereof.

18.              Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any Section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

19.              Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

20.              Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and (i) sent by email to the email addresses used by the Chief Human Resources Officer of the Company or, if the Company does not have a Chief Human Resources Officer at the time of the notice, the most senior officer in the human resources function of the Company (in the case of notices to the Company), or by the Executive (in the case of notices to the Executive) in their usual course of business; (ii) delivered by hand; (iii) sent by a nationally recognized overnight courier service or (iv) sent by registered or certified mail, postage prepaid, return receipt requested, in each case (clauses (iii) and (iv)) to the Executive at the last address the Executive has filed in writing with the Company, or (as applicable) to the Company at its main office, attention of the Chief Human Resources Officer of the Company or, if the Company does not have a Chief Human Resources Officer at the time of the notice, the most senior officer in the human resources function of the Company.

21.              Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Company.

22.              Assignment and Transfer by the Company; Successors. The Company shall have the right to assign and/or transfer this Agreement to any entity or person, including without limitation the Company’s parents, subsidiaries, other affiliates, successors, and acquirers of Company stock or other assets, provided that such entity or person receives all or substantially all of the Company’s assets. The Executive hereby expressly consents to such assignment and/or transfer. This Agreement shall inure to the benefit of and be enforceable by the Company’s assigns, successors, acquirers and transferees.

23.              Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original, but all of which together shall constitute one and the same document.

IN WITNESS WHEREOF, the parties have executed this Agreement effective on the date and year first above written.

VOYAGER THERAPEUTICS, INC.

By:	/s/ Michael Higgins
Michael J. Higgins
Interim Chief Executive Officer

Date:	February 2, 2022

EXECUTIVE:

/s/ Robin Swartz
Robin Swartz

Date:	February 2, 2022

Signature Page to Swartz Employment Agreement

EXHIBIT A

Confidentiality, Non-Solicitation, Non-Competition and Invention Assignment Agreement